                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    FACTORY 2-U STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            FACTORY 2-U STORES, INC.
                 4000 RUFFIN ROAD, SAN DIEGO, CALIFORNIA 92123
                                 (619) 627-1800

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 23, 1999

                            ------------------------

TO THE STOCKHOLDERS OF FACTORY 2-U STORES, INC.:

    Notice is hereby given that the Annual Meeting of the stockholders of Factory 2-U Stores, Inc. will be held at the Marriott Hotel & Marina, 333 West Harbor Drive, San Diego, California, on Wednesday, June 23, 1999 at 10:00 o'clock a.m. for the following purposes:

    1. To elect two (2) Class III directors to hold office until the Annual Meeting of Stockholders in 2002 and until their successors are elected.

    2. To vote upon a proposal to amend the Certificate of Incorporation to reduce to 35,000,000 the number of shares of common stock the Company is authorized to issue.

    3. To consider a proposal to ratify the selection of the Company's independent accountants.

    4.  To transact such other business as may properly come before the meeting.

    Only stockholders of record as of the close of business on May 14, 1999 will be entitled to notice of or to vote at the meeting or any adjournment of the meeting. The Company's transfer books will not be closed.

    IF YOU DO NOT INTEND TO BE PRESENT IN PERSON AT THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors

                                          Wm. Robert Wright II
                                          SECRETARY

Dated: May 24, 1999

                                PROXY STATEMENT

                             ---------------------

                      SOLICITATION AND REVOCATION OF PROXY

    The accompanying Proxy is solicited by the Board of Directors of Factory 2-U Stores, Inc. (the "Company"). All shares represented by proxies will be voted in the manner designated; or if no designation is made, they will be voted for the election of the directors named below. Shares represented by proxies which instruct the proxy holders to abstain (or which are marked by brokers to show that specified numbers of shares are not to be voted) with regard to particular matters will not be voted (or will not be voted as to the specified numbers of shares) with regard to those matters. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING MAILED ON OR ABOUT MAY 24, 1999 TO ALL STOCKHOLDERS OF RECORD ON MAY 14, 1999.

REVOCATION

    Any stockholder giving a proxy has the power to revoke it at any time before it is voted by delivery of a written instrument of revocation to the office of the Company, 4000 Ruffin Road, San Diego, California 92123, or in open meeting, without, however, affecting any vote previously taken. The presence of a stockholder at the meeting will not operate to revoke a proxy, but the casting of a ballot by a stockholder who is present at the meeting will revoke a proxy as to the matter on which the ballot is cast.

COST AND METHOD OF SOLICITATION

    The Company will bear the cost of soliciting proxies. Proxies are being solicited by mail and, in addition, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy material to their principals.

VOTING RIGHTS AND PROXIES

    Only stockholders of record as of the close of business on May 14, 1999 (the "Record Date"), will be entitled to vote at the meeting. The only outstanding voting securities of the Company on that date were 12,114,501 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

    Stock may be voted in person or by proxy appointed by a writing signed by a stockholder. Any message sent to the Company prior to the time for voting which appears to have been transmitted by a stockholder, or any reproduction of a proxy, will be deemed sufficient. No proxy will be revoked by the death or incapacity of the maker, unless written notice of that death or incapacity is given to the Company by the fiduciary having control of the shares represented by the proxy.

PRINCIPAL STOCKHOLDERS

    The following persons are known by the Company to have owned beneficially more than 5% of any class of the Company's voting securities as of the Record
Date:

                                                                          COMMON STOCK
NAME AND ADDRESS                                                  -----------------------------
OF BENEFICIAL OWNER(1)                                              NUMBER    PERCENT OF CLASS
----------------------------------------------------------------  ----------  -----------------
Three Cities Fund II L.P(2).....................................   1,506,531           12.4
Three Cities Offshore II C.V(2).................................   2,538,313           21.0
Quilvest American Equity, Ltd...................................   1,184,193            9.8
  Craigmuir Chambers
  P.O. Box 71, Road Town
  Tortola, British Virgin Islands

------------------------

1. Except as otherwise indicated, the address of the beneficial owners is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, NY 10022.

2. As the investment adviser to both Three Cities Fund II L.P. and Three Cities Offshore C.V., with power to direct voting and disposition by both those Funds, Three Cities Research, Inc. may be deemed to be the beneficial owner of the total 4,044,844 shares owned by both funds. In addition, because H. Whitney Wagner is a principal officer of the indirect general partner of Three Cities Fund II L.P. and J. William Uhrig is the sole stockholder of the indirect general partner of Three Cities Offshore II C.V., Mr. Wagner may be deemed to be a beneficial owner of the shares owned by Three Cities Fund II L.P. and Mr. Uhrig may be deemed to be a beneficial owner of the shares owned by Three Cities Offshore II C.V.

    On the Record Date, The Depository Trust Company owned of record 5,257,048 shares of Common Stock, constituting 43.4% of the outstanding Common Stock. The Company understands those shares were held beneficially for members of the New York Stock Exchange, some of whom may in turn have been holding shares beneficially for customers.

    As of the Record Date, the Company's directors and executive officers beneficially owned the following voting securities of the Company:

                                                       AMOUNT AND NATURE OF          PERCENT
NAME OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP(1)        OF CLASS
---------------------------------------------------  ------------------------  -------------------
John J. Borer III..................................             116,950                   1.0%
William F. Cass....................................              29,258                     *
Peter V. Handal....................................              68,274                     *
B. Mary McNabb.....................................              90,112                     *
Ira Neimark........................................               1,502                     *
Tracy W. Parks.....................................              21,662                     *
Ronald Rashkow(2)..................................             120,690                   1.0%
Michael M. Searles.................................             270,742                   2.2%
James D. Somerville................................             185,148                   1.5%
Jonathan W. Spatz..................................             105,897                     *
H. Whitney Wagner(3)...............................              11,009                     *
Wm. Robert Wright II...............................               2,151                     *
Directors and Officers as a Group..................           1,023,395                   8.4%

------------------------

*   Less than 1%.

1. Includes shares which may be acquired within 60 days through the exercise of stock options or warrants, as follows: Mr. Borer, 92,164 shares; Mr. Cass, 20,591 shares; Mr. Handal, 3,137 shares; Ms. McNabb, 51,678 shares; Mr. Neimark, 1,252 shares; Mr. Parks, 5,022 shares; Mr. Rashkow, 3,137 shares; Mr. Searles, 18,080 shares; Mr. Somerville, 39,173 shares; Mr. Spatz, 29,631 shares; Mr. Wagner, 500 shares; Mr. Wright, 500 shares; all officers and directors as a group, 264,865 shares.

2. Includes 41,591 shares of Common Stock held by members of Mr. Rashkow's family and 3,137 shares which Mr. Rashkow may acquire within 60 days through the exercise of stock options. Does not include shares owned by Mr. Rashkow's adult children.

3. Does not include shares owned by Three Cities Fund II L.P. A corporation of which Mr. Wagner is an officer is an indirect general partner of that Fund. Three Cities Research, Inc., of which Mr. Wagner is an officer, and of which Mr. Wright is a principal, is the adviser to Three Cities Fund II L.P. and to Three Cities Offshore II C.V., which own a total of 4,044,844 shares and has the power to direct the voting and disposition of those shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors (the "Board") of the Company is divided into three classes. Directors are elected, by class, for three year terms. Successors to the class of directors whose term expires at any annual meeting are elected for a new three-year term. Messrs. Neimark and Searles are nominated to serve for a three-year term extending until the Annual Meeting of Stockholders in 2002 and until a successor is elected.

    Unless a proxy contains a contrary instruction, all proxies submitted in the accompanying form will be voted for the election of the three nominees. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of another person designated by the Board. Each director will be elected by a plurality of the votes cast, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

    The following table sets forth certain information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                           SERVED ON THE     EXPIRATION OF
NAME                                       AGE                    POSITION                  BOARD SINCE    TERM AS DIRECTOR
-------------------------------------      ---      ------------------------------------  ---------------  -----------------
Michael M. Searles(1)(2).............          50   Director, Chairman of the Board,              1998              1999
                                                      President and Chief Executive
                                                      Officer

John J. Borer III(3).................          41   Director                                      1994              1999

Ira Neimark(2).......................          77   Director                                      1998              1999

H. Whitney Wagner(1).................          43   Director                                      1997              2000

Peter V. Handal......................          56   Director                                      1997              2001

Ronald Rashkow.......................          56   Director                                      1997              2001

James D. Somerville(1)(4)............          57   Director                                      1997              2001

Wm. Robert Wright II.................          31   Director                                      1998              2001

------------------------

(1) Member of the Executive Committee.

(2) Nominee for election.

(3) Mr. Borer has advised the Company that he will not stand for re-election. The Company does not currently expect to fill Mr. Borer's position.

(4) Mr. Somerville has advised the Company that he will resign as a member of the Board effective June 23, 1999. The Company does not currently expect to fill Mr. Somerville's position.

    MICHAEL SEARLES has been a director of the Company since March 1998. In addition Mr. Searles has been Chairman of the Board of the Company since November 1998. Mr. Searles was President and Chief Executive Officer of General Textiles and Factory 2-U from March 1998 until November 1998. Between May 1996 and June 1997, Mr. Searles held the position of President, Merchandising and Marketing, at Montgomery Ward Inc. Montgomery Ward, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in July 1997. Prior to that, from April 1993 to July 1995, Mr. Searles served as President and Chief Executive Officer of the Women's Special Retail Group (Casual Corner Group), a division of U.S. Shoe Corp. Earlier in his career, from 1984 to 1993, Mr. Searles was President of Kids "R" US, a division of Toys "R" US, Inc.

    JOHN J. BORER III has been a director of the Company since August 1994. From October 1991 to March 1998, Mr. Borer was a Managing Director of Rodman and Renshaw, Inc., an investment banking firm. On March 18, 1998, Rodman & Renshaw, Inc. and its parent holding company filed petitions for liquidation under Chapter 7 of the U.S. Bankruptcy Code. Since March 1998, Mr. Borer has been a Senior Managing Director of R&R Capital Group, Inc. (which has since been renamed Rodman & Renshaw, Inc.).

    IRA NEIMARK became a director of the Company in August 1998. From 1975 to 1992, he held various positions with Bergdorf Goodman & Co., most recently as Chairman of the Board and Chief Executive Officer. Since 1992, he has been a consultant on retailing activities. Currently, he is an advisor to Mitsukushi Department Stores of Japan and to Three Cities Research. Mr. Neimark is a director of Garden Ridge corporation (a specialty retailing company) and of Hermes of Paris, as well as a director of The Fashion Institute Foundation.

    H. WHITNEY WAGNER has been director of the Company since January 1997. He is a Managing Director of Three Cities Research, Inc. He joined Three Cities Research, Inc. in 1983, was elected a Vice President in 1986, and was elected to his present position in 1989. Mr. Wagner also serves on the board of directors of Garden Ridge Corporation, Pameco Corporation and Leslie Fay Company. From January 1993 to January 1998, Mr. Wagner served on the board of directors of MLX.

    PETER V. HANDAL has been a director of the Company since February 1997. Since 1990, he has been President of COWI International Group (a management consulting firm). Mr. Handal is also Chief Executive Officer of J4P Associates LP (a real estate developer) and President of Fillmore Leasing Company, Inc. (which leases automobiles, computers and warehouse equipment). He serves on the Board of Directors of Cole National Corporation, Jos. S. Bank Clothiers, Buster Brown Apparel (as non-executive Chairman) and W. Kruk, S.A..

    RONALD RASHKOW has been a director of the Company since February 1997. He has been a principal of Chapman Partners, L.L.C., an investment banking firm, since its founding in September 1995. For more than five years prior to that, he served as Chief Executive Officer and Chairman of the Board of Directors of Handy Andy Home Improvement Centers, Inc. (a building supply retailer started by his family in 1946). Handy Andy Home Improvement Centers, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 1995 and was consensually liquidated in 1996. From 1989 to 1993, Mr. Rashkow was a director, vice president and consultant to Spirit Holdings Company, Inc., Central Hardware Company, Inc. and Witte Hardware Corporation (each a retailer and wholesaler of hardware and building materials). Spirit Holdings Company, Inc., Central Hardware Company, Inc. and Witte Hardware Corporation filed in voluntary petition under Chapter 11 of the United States Bankruptcy Code in March 1993 and emerged from bankruptcy in February 1994.

    JAMES D. SOMERVILLE has been a director of the Company since February 1997. He served as Chairman of the Board from February 1997 to November 1998. He has more than 30 years of broad-based experience in both consulting and general management. Since 1996, Mr. Somerville has headed his own firm, Somerville & Associates, consulting to senior managements and boards of directors. From 1991 until 1996, he served as Executive Vice President of BET, Inc. and as a director of BET plc, an international services conglomerate.

    WM. ROBERT WRIGHT II has been a director of the Company since November 1998. He has been employed by Three Cities Research, Inc. since 1992, except for a period from July 1993 to August 1995 when he was in a graduate program at Harvard University. He has been a Principal of Three Cities Research, Inc. since 1998. Before joining Three Cities Research, Inc., Mr. Wright worked for Marriott International in its strategic planning department. He is the Secretary (but not an employee) of the Company.

EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the executive officers of the Company, who are not directors.

                                                                                                            OFFICER OF THE
NAME                               AGE                                 POSITION                              COMPANY SINCE
-----------------------------      ---      --------------------------------------------------------------  ---------------
B. Mary McNabb...............          50   Executive Vice President, Merchandising and General                     1990
                                              Merchandise Manager

William F. Cass..............          50   Executive Vice President, Store Operations                              1996

Jonathan W. Spatz............          43   Executive Vice President and Chief Operating Officer                    1997

Tracy W. Parks...............          39   Executive Vice President, Information Systems and Chief                 1998
                                              Information Officer

Norman G. Plotkin............          45   Executive Vice President, Store Development and General                 1998
                                              Counsel

    B. MARY MCNABB is the Executive Vice President of Merchandising and General Merchandise Manager of the Company. Ms. McNabb joined the Company in 1990.

    WILLIAM F. CASS is the Executive Vice President of Store Operations of the Company. Mr. Cass joined the Company in March 1996. Prior to joining the Company, Mr. Cass held positions as Managing Director, Director of New Business Development and Senior Vice President of Merchandising at Clothestime.

    JONATHAN W. SPATZ was appointed Chief Operating Officer of the Company in December 1998. Mr. Spatz joined the Company in June 1997 as Executive Vice President and Chief Financial Officer of the Company and served in those positions until December 1998. Prior to joining the Company, from July 1994 to June 1997, Mr. Spatz was the Chief Financial Officer of Strouds.

    TRACY W. PARKS is the Executive Vice President of Information Systems and the Chief Information Officer of the Company. Mr. Parks joined the Company in March 1998. Prior to joining the Company, from April 1996 to March 1998, Mr. Parks was the Vice President of Management Information Systems of Guess? Inc.

    NORMAN G. PLOTKIN is the Executive Vice President of Store Development and General Counsel of the Company. Mr. Plotkin joined the Company in July 1998. Prior to joining the Company. Mr. Plotkin was the President of Normark Real Estate Services, Ltd., a commercial real estate firm based in Des Plaines, Illinois. Mr. Plotkin was the Senior Vice President of Finance and Administration and General Counsel of Handy Andy Home Improvement Centers, Inc. Handy Andy Home Improvement Centers, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 1995 and was consensually liquidated in 1996.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table contains information about the compensation during fiscal 1998 of the Company's principal executive officer and each of its other four most highly paid executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                             -----------------------------------
                                              ANNUAL COMPENSATION                     AWARDS
                                     -------------------------------------   -------------------------   PAYOUTS
                                                                OTHER        RESTRICTED                  -------
                                                               ANNUAL          STOCK       SECURITIES     LTIP        ALL OTHER
NAME AND                              SALARY     BONUS     COMPENSATION(1)     AWARDS      UNDERLYING    PAYOUTS   COMPENSATION(2)
PRINCIPAL POSITION         YEAR(1)     ($)        ($)            ($)            ($)       OPTIONS/SARS     ($)           ($)
-------------------------  -------   --------  ----------  ---------------   ----------   ------------   -------   ---------------
Michael M. Searles ......   1998     $438,463  $1,834,835             (3)        --         361,596         --        $101,613
  President, Chief
  Executive Officer and
  Chairman of the
  Board(4)

William F. Cass .........   1998     $200,000  $  100,000             (3)        --              --         --        $    960
  Executive Vice            1997     $199,038  $   32,500             (3)        --          33,147         --        $  3,900
  President Store           1996     $110,769          --             (3)        --           3,013         --              --
  Operations

B. Mary McNabb ..........   1998     $200,000  $  100,000             (3)        --              --         --        $    960
  Executive Vice            1997     $197,596  $   42,500             (3)        --          82,865         --        $    900
  President Merchandising   1996     $168,846          --             (3)        --           2,234         --        $  1,042

Tracy W. Parks ..........   1998     $137,500  $  135,000             (3)        --          15,066         --        $ 40,208
  Senior Vice President
  Information Systems and
  Chief Information
  Officer(5)

James D.                    1998     $150,000          --             (3)        --              --         --              --
  Somerville(6) .........   1997     $137,308          --             (3)        --          77,593         --              --

Jonathan W. Spatz .......   1998     $228,769  $  122,000             (3)        --          18,080         --        $  6,296
  Executive Vice            1997     $139,423  $   65,000             (3)        --          36,159         --              --
  President and Chief
  Operating Officer

------------------------------

(1) The Company refers to a fiscal year by the year in which most of the activity occurred (for example, the fiscal year ended January 30, 1999 is referred to as fiscal 1998).

(2) "All Other Compensation" for 1998 includes (i) matching contributions under the Company's 401(k) Savings Plan and (ii) reimbursement of moving expenses of $40,208 to Mr. Parks, $101,613 to Mr. Searles and $6,296 to Mr. Spatz.

(3) The aggregate amount of such compensation is less than the lesser of $50,000 or 10% of such person's total annual salary and bonus.

(4) Mr. Searles was appointed President and Chief Executive Officer of the Company in March 1998 and was appointed Chairman of the Board in November 1998. Mr. Searles' bonus includes $255,616 paid as a sign-on bonus and $1,579,219 as a supplemental bonus to provide Mr. Searles with a home in California comparable to his prior residence. Mr. Searles has voluntarily forgone a performance-based bonus for fiscal 1998 in the amount of $300,000.

(5) Mr. Parks was appointed Senior Vice President of Information Systems and Chief Information Officer of the Company in March 1998. Mr. Parks' bonus includes $35,000 paid as a sign-on bonus in March 1998.

(6) Mr. Somerville served as Chairman of the Board until November 1998.

GRANTS OF STOCK OPTIONS

    The following table sets forth information concerning the award of stock options during fiscal 1998.

                                                                                                POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED ANNUAL
                            NUMBER OF      % OF TOTAL                                           RATES OF STOCK PRICE
                           SECURITIES     OPTIONS/ SARS                                        APPRECIATION FOR OPTION
                           UNDERLYING      GRANTED TO                                                  TERM(1)
                          OPTIONS/SARS    EMPLOYEES IN    EXERCISE OF BASE                    -------------------------
NAME                       GRANTED (#)     FISCAL YEAR      PRICE ($/SH)     EXPIRATION DATE    5% ($)       10% ($)
------------------------  -------------  ---------------  -----------------  ---------------  ----------  -------------
Michael M. Searles......       90,399           20.04%        $    5.81            3/10/2003  $  144,877  $     320,360
                              271,197           60.13%        $    6.64            3/10/2007  $  642,768  $   1,913,284
William F. Cass.........           --              --                --                   --          --             --
B. Mary McNabb..........           --              --                --                   --          --             --
Tracy W. Parks..........       15,066            3.34%        $    8.36            4/29/2003  $   34,606  $      76,652
James D. Somerville.....           --              --                --                   --          --             --
Jonathan W. Spatz.......       18,080            4.01%        $    8.36            4/29/2003  $   41,529  $      91,987

------------------------

(1) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock.

EXERCISE OF STOCK OPTIONS

    The following table sets forth information concerning exercises of stock options during fiscal 1998 and the fiscal year-end value of unexercised options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                              NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                             UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/
                                                                             OPTIONS/SARS AT FY END       SARS AT FY END
                                                                                       (#)                      ($)
                                   SHARES ACQUIRED                           -----------------------  -----------------------
NAME                                 ON EXERCISE       VALUE ($) REALIZED    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------------  -------------------  ---------------------  -----------------------  -----------------------
Michael Searles................              --                    --                  0/361,596               $0/2,013,186
William F. Cass................              --                    --              15,870/20,290             $80,659/91,914
B. Mary McNabb.................              --                    --              51,678/38,721           $256,022/175,406
Tracy Parks....................              --                    --                   0/15,066                  $0/54,840
James D. Somerville............              --                    --              38,419/39,174           $174,038/177,458
Jonathan W. Spatz..............              --                    --              12,053/42,186            $54,600/175,011

COMPENSATION OF DIRECTORS

    During fiscal 1998, directors who were not salaried employees of the Company received a $10,000 annual fee payable quarterly and a fee of $1,000 for each meeting of the Board of Directors attended. In addition, since June 20, 1997, the directors of the Company who were not employees of the Company or of Three Cities Research, Inc., Messrs. Borer, Handal and Rashkow, and since August 1998, Mr. Neimark, received at the end of each fiscal quarter, options to purchase approximately 377 shares of Common Stock. Beginning in fiscal 1999, directors who are not salaried employees of the Company receive a $12,000 annual fee payable quarterly and a fee of $1,250 for each meeting of the Board of Directors attended. In addition, all directors of the Company who are not employees of the Company receive at the end of each fiscal quarter options to purchase 500 shares of Common Stock. Each director is also granted 2,000 shares of Common Stock per year. All directors are reimbursed for any out-of-pocket travel expenses incurred in attending meetings.

INFORMATION REGARDING THE BOARD OF DIRECTORS

    The Board has Audit, Nominating, Executive and Compensation Committees.

    The Audit Committee currently consists of Messrs. Borer, Rashkow and Wright. This Committee met five times in fiscal 1998. Its principal functions are reviewing and evaluating the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The Company's By-Laws provide that affiliated transactions and acquisitions by the Company of businesses not within certain SIC Codes (primarily covering wholesale apparel trade, retail stores, and apparel stores) must be approved by the Audit Committee.

    The current Compensation Committee consists of Messrs. Handal, Neimark, Somerville and Wagner. This Committee met five times in fiscal 1998. Its principal functions are reviewing, approving and recommending to the full Board compensation arrangements for senior management and employee compensation programs. The Company's Board of Directors determines the compensation of the Company's executive officers based on recommendations from the Compensation Committee.

    The Executive Committee consists of Messrs. Searles, Somerville and Wagner. It is authorized to take such action as the Board of Directors may from time to time direct.

    The Nominating Committee consists of Messrs. Handal, Neimark, Searles and Wagner. Its principal function is to consider potential nominees for election to the Board by either incumbent, directors or stockholders.

    The Board normally holds meetings quarterly, but holds additional special meetings when required. During fiscal 1998, the Board met five times. Each director attended more than three-fourths of the total number of meetings of the Board and more than three-fourths of the total number of meetings of all committees of the Board on which he served.

EMPLOYMENT CONTRACTS

    Mr. Michael Searles, President and Chief Executive Officer and a member of the Company's Board of Directors, is employed pursuant to a five-year employment agreement which expires in March 2003. Under that agreement, Mr. Searles is entitled to receive an annual salary of not less than $600,000 and an annual bonus targeted at 50% of the base salary.

    In connection with the execution of his employment agreement, the Company granted Mr. Searles (a) options, which vest over five years, to purchase 90,399 shares for $5.81, which was the closing market price on the day the options were granted, and (b) options to acquire 271,197 shares for $6.64 per share, of which options to purchase 135,999 shares become exercisable if and when the market price of the Common

Stock is at least $19.91 for 60 days in any twelve month period and the remaining options become exercisable if and when the market price of the Common Stock is at least $24.89 for 60 days in any twelve month period. In addition, the Company loaned Mr. Searles $1,400,000 with which to purchase from the Company what then were 1,400 shares of Series B Preferred Stock (and now are 242,662 shares of Common Stock). The Company has the option to repurchase these shares at various prices if Mr. Searles' employment terminates before his employment agreement expires.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

    In connection with Mr. Searles' employment, the Company purchased Mr. Searles' home in Connecticut for $1.3 million, the fair market value of the property, to facilitate his relocation to California. The Company subsequently sold the home.

    During fiscal 1998, Ira Neimark, a director, received $125,000 for rendering consulting services to the Company.

INDEBTEDNESS OF MANAGEMENT

    On March 21, 1997, the Company sold 500 shares of Series B Preferred Shares to Mr. Somerville for $500,000. On March 25, 1997, the Company sold 200 shares of Series B Preferred Shares for $200,000 to Ms. McNabb and 50 shares to Mr. Cass for $50,000. On June 16, 1997, the Company sold 250 shares of Series B Preferred Shares to Mr. Spatz for $250,000. On April 29, 1998, the Company sold an aggregate of 1,686 shares of Series B Preferred Stock to the following Named Executive Officers: Mr. Searles 1,400 shares for $1,400,000; Mr. Parks 96 shares for $120,000; and Mr. Spatz 190 shares for $250,000. Each Series B Preferred Share has subsequently become 173.33 shares of Common Stock.

    The purchase price for all shares were paid in the form of full-recourse notes receivable secured by the issued stock, for all individuals except that Mr. Searles' promissory note is partial-recourse and Mr. Spatz's promissory note dated April 29, 1999 is partial-recourse. The notes accrue interest at 8% per annum and require principal payments equivalent to 16.25% of the annual bonus of each purchaser and a balloon payment of the unpaid principal and interest at maturity. Each of the notes matures five years after its date.

    As of the Record Date, the following amounts were outstanding:

NAME OF                                                                              AMOUNT
DIRECTOR/OFFICER                                                                  OUTSTANDING
--------------------------------------------------------------------------------  ------------
Michael M. Searles..............................................................  $  1,400,000
William F. Cass.................................................................        40,770
B. Mary McNabb..................................................................       217,415
Tracy W. Parks..................................................................       110,928
James D. Somerville.............................................................       584,164
Jonathan W. Spatz...............................................................       522,695

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the Company's executive officers. All decisions by the Committee are subject to review and approval by the full Board of Directors.

    The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specific profit, growth and performance goals.

    The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executives' and stockholders' interests through equity based plans.

    The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components are discussed below.

    BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Chief Executive Officer (subject to requirements of his employment agreement) and the recommendations of the CEO with regard to the base salary of all other executive officers and approves, with any modifications it deems appropriate, annual base salaries for each of the Company's executive officers. Recommended base salaries of the executive officers, other than the CEO, are based on an evaluation of the individual performance of the executive officer, including satisfaction of annual objectives. The recommended base salary of the CEO is based on achievement of the Company's annual goals relating to financial objectives, including earnings growth and return on capital employed, and an evaluation of individual performance.

    Recommended base salaries of the executive officers are also in part based upon an evaluation of the salaries of people who hold comparable positions at comparable companies.

    ANNUAL INCENTIVE COMPENSATION. The Company's executive officers participate in a discretionary incentive bonus plan which provides for the payment of annual bonuses in cash or stock (or both), based on the Company's success in attaining financial objectives, and subjective factors, established from time to time by the Committee or the Board of Directors. The Committee will consider aggregate incentive cash and stock bonus payments to the executive officers, as a group, of up to 50% of their base salaries, and will consider bonus payments in stock in excess of 50% of the aggregate base salaries. The Committee awarded cash bonuses of $457,000 to its executive officers for fiscal 1998.

    STOCK OPTIONS. The primary objective of the stock option program is to link the interests of the Company's, executive officers and other selected employees to those of the stockholders through significant grants of stock options. The aggregate number of options recommended by the Committee is based on practices of comparable companies, while grants of stock options to specific employees reflect their expected long-term contribution to the success of the Company.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As of March 30, 1998, the Company entered into an employment agreement with Michael Searles, who has been its Chief Executive Officer since October 1998 (and was the chief executive officer of its operating subsidiaries before then) and paid Mr. Searles a signing bonus and a housing bonus, as described under "Employment Contract". The committee believed Mr. Searles' base salary of $600,000 per year was commensurate with the salaries paid to other executives with similar experience in comparable companies. Mr. Searles' annual bonus is based on the achievement of corporate objectives set annually by the Committee after consultation with Mr. Searles. Mr. Searles' annual bonus is targeted at 50% of his base salary, but may vary depending on Company performance. In addition, Mr. Searles received options to purchase shares of Common Stock (subject to vesting provisions tied to increases in the market value of the Company's common stock). The Board felt these were commensurate with Mr. Searles' senior position. Also, the Company made a $1.4 million partial recourse loan to Mr. Searles, which he used to purchase stock of the Company. This helped carry out the Committee's belief that the most significant portion of Mr. Searles potential compensation should be tied to the appreciation of the share price of the Company's Common Stock.

Compensation Committee:

Peter V. Handal
Ira Neimark
James D. Somerville
H. Whitney Wagner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Except for Mr. Somerville, no member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1998, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. Mr. Somerville was Chairman of the Board until November 1998. He is an employee of the Company and received a salary of $150,000.

                               PERFORMANCE CHART

    The following chart compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the Nasdaq Composite Index, a broad market index covering stocks listed on the Nasdaq National Market, the Dow Jones Retailers Broadline Index ("Industry Index") which currently encompasses 26 companies, and the companies in the Family Clothing Retail industry (SIC Code 5651), a group currently encompassing 22 companies (the "SIC Index"). This information is provided through January 30, 1999, the end of fiscal 1998.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG FACTORY 2-U STORES, INC., NASDAQ MARKET INDEX,
                          INDUSTRY INDEX AND SIC INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FACTORY 2-U    NASDAQ MARKET       DOW JONES        SIC CODE
           STORES, INC.       INDEX       RETAILERS-BROADLINE   INDEX
1994                100              100                 100         100
1995              21.62            94.51               87.31       82.47
1996              28.83           132.32               92.09      100.02
1997              28.83           174.14              108.17      118.71
1998              22.07           205.11              157.26      209.49
1999             172.97           320.12              252.76      428.62

                     ASSUMES $100 INVESTED ON FEB. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 30, 1999

                                FISCAL YEAR 1998
                                   (1991=100)

                       FACTORY 2-U    NASDAQ
 MEASUREMENT PERIOD      STORES,     COMPOSITE    INDUSTRY
(FISCAL YEAR COVERED)     INC.         INDEX        INDEX      SIC INDEX
---------------------  -----------  -----------  -----------  -----------
           1994            100.00       100.00       100.00       100.00
           1995             21.62        94.51        87.31        82.47
           1996             28.83       132.32        92.09       100.02
           1997             28.83       174.14       108.17       118.71
           1998             22.07       205.11       157.26       209.49
           1999            172.97       320.12       252.76       428.62

    The composition of the Industry Index is as follows: Ames Department Store, BJ's Wholesale Club Inc., Bon-Ton Stores Inc., Buckle Inc., Coles Myer Ltd., Controladora Comer Mex, Daiei Inc ADR,

Dayton Hudson Corp., Dillard's Inc., Dollar General Corp., Duckwall-Alco Stores Inc., Family Dollar Stores Inc., Federated Dept Stores, Fred's Inc., J.W. Mays Inc., K Mart Corp., May Department Stores, Pamida Holdings Corp., J.C. Penney Co. Inc., Pricesmart Inc., Saks Inc., Sears, Roebuck & Co., Shopko Stores Inc., Stein Mart Inc., Value City Dept Stores and Wal Mart Stores Inc.

    The composition of the SIC Index is as follows: Abercrombie & Fitch Co., American Eagle Outfitter, Big Dog Holdings Inc., Buckle Inc., Burlington Coat Factory Warehouse, Chico's FAS Inc., Children's Place Retail Stores, Designs Inc., Factory 2-U Stores, Inc., Filene's Basement Corp., Gadzooks Inc., Gap Inc., Goody's Family Clothing, Gymboree Corp., Harold's Stores Inc., K&G Mens Center Inc, Nordstrom Inc., Ross Stores Inc., Stein Mart Inc., Syms Corp., Urban Outfitters Inc., and Wilsons the Leather Expt.

------------------------

Source: Media General Financial Services

                                   PROPOSAL 2
                   PROPOSAL TO REDUCE AUTHORIZED COMMON STOCK

    We believe the number of shares of Common Stock we are authorized to issue is unusually high compared with the number of shares which are outstanding or which we are committed to issue. Therefore, on March 23, 1999, our Board of Directors approved an amendment to our Certificate of Incorporation which would reduce the number of shares of Common Stock we are authorized to issue to 35,000,000 shares. Our Board of Directors recommends that our stockholders vote to approve that amendment to our Certificate of Incorporation.

    Currently, our Certificate of Incorporation authorizes us to issue up to 80,000,000 shares of Common Stock. However, we have only 12,114,501 shares outstanding and 1,878,462 shares reserved for issuance on exercise of outstanding stock options or warrants. We believe it is unusual for a company with publicly traded shares to be authorized to issue that high a multiple of the number of shares which are outstanding or which the company is committed to issue. The high number of authorized shares compared to outstanding or committed shares reduces one element of stockholder control of issuances of additional shares (however NASDAQ rules give stockholders control over significant share issuances so long as we are subject to those rules). Also, because the annual Delaware Franchise Tax we must pay is based on the number of shares we are AUTHORIZEd to issue, not the number of shares which are OUTSTANDING, the large number of shares we are authorized to issue significantly increases our Delaware Franchise Tax. At the current price of our shares, reducing the number of shares we are authorized to issue to 35,000,000 shares would lower our Delaware Franchise Tax payments by approximately $80,000 per year.

    Until November 1998, there was a reason for us to be authorized to issue a large number of shares of Common Stock. As recently as September 30, 1998, we had 5,004,122 outstanding shares of Common Stock and 3,638,690 outstanding shares of Series A Preferred Stock and 35,360 outstanding shares of Series B Preferred Stock (which were convertible into a total of 27,921,352 shares of Common Stock) and outstanding options and warrants entitling the holders to purchase as many as 5,083,440 shares of Common Stock and warrants to purchase as many as 320,000 shares of Series A Preferred Stock (which were convertible into 819,520 shares of Common Stock). Therefore, if all our outstanding Series A and Series B Preferred Stock had been converted, and all the outstanding options and warrants had been exercised, we would have had 38,828,434 shares of Common Stock outstanding. That would have been approximately half the number of shares we were authorized to issue.

    In November 1998, however, we carried out a Recapitalization under which our outstanding Common Stock became a smaller number of shares, all our Series A and Series B Preferred Stock was converted into a reduced number of shares of Common Stock and the number of shares subject to options and warrants was reduced. Following the Recapitalization, we had 11,275,381 outstanding shares of Common Stock, we had no outstanding convertible securities and our outstanding options and warrants entitled the holders to acquire 1,811,081 shares. We then sold 800,000 shares to people who exercised stock purchase rights we distributed to our stockholders. We currently have 12,114,501 outstanding shares of Common Stock and options and warrants entitling the holders to purchase an additional 1,878,462 shares.

    Our Board of Directors believes it is appropriate for us to be authorized to issue, without further stockholder action (other than as required by NASDAQ rules or rules of a stock exchange or other market on which our shares may in the future be traded) between two and three times the number of shares which are outstanding or subject to outstanding options or warrants. Our Board believes that our being authorized to issue more shares than that (a) unduly reduces the control our stockholders have over when we can issue additional Common Stock and
(b) unnecessarily increases the Delaware Franchise Tax we are required to pay. If the number of shares we are authorized to issue is reduced, as proposed, to 35,000,000 shares, we will still be authorized to issue more than twice the number of shares which currently are outstanding or are subject to outstanding options or warrants. Our Board believes that is sufficient. If, in the future, it appears we may need authorization to issue more than 35,000,000 million shares, we can seek stockholder approval to increase the number of shares we are authorized to issue.

VOTE REQUIRED

    Approval of the proposed amendment to our Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock. Three Cities Fund II L.P. and Three Cities Offshore II, C.V., which together own 33.4% of our Common Stock, have said they intend to vote in favor of the proposed amendment. Therefore, the proposed amendment will be approved if it receives the affirmative vote of holders of 25% of the shares which the two Three Cities funds do not own.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE TO 35,000,000 SHARES.

                                   PROPOSAL 3
                INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen as the Company's independent accounting firm to audit the Company's financial statements for the year ending January 29, 2000. The stockholders are being asked to ratify that appointment.

    Arthur Andersen LLP audited the Company's financial statements for the year ended January 30, 1999. Representatives of that firm are expected to be present at the Annual Meeting of Stockholders to answer questions. They will be given an opportunity to make a statement if they wish to do so.

    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Arthur Andersen.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ADOPTION OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Company's management knows of no other matters which will be presented for action at the meeting. If any other matters properly come before the meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

FILING OF REPORTS

    To the best of the Company's knowledge, no director, officer, or beneficial owner of more than 10% of the Company's stock failed to file on a timely basis reports required by Section 16(a) of the Securities and Exchange Act of 1934, as amended, during the year ended January 31, 1999, except that the following reports were filed late: one report for one transaction by Michael M. Searles, one report for one transaction by Jonathan W. Spatz, two reports for four transactions for H. Whitney Wagner, three reports for five transactions by Peter
V. Handal, two reports for two transactions by James D. Somerville and one report for five transactions by Ronald Rashkow.

STOCKHOLDERS' PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Proposals which stockholders wish included in next year's Proxy Statement must be received at the Company's principal executive offices at 4000 Ruffin Road, San Diego, California 92109 no later than January 29, 2000.

                                          By Order of the Board of Directors

                                          Wm. Robert Wright II
                                          SECRETARY

Dated: May 24, 1999

                                     PROXY

                            FACTORY 2-U STORES, INC.

                                  COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of FACTORY 2-U STORES, INC., hereby appoints Michael Searles, Jonathan W. Spatz and Wm. Robert Wright II, or any of them present, with full power of substitution, as attorneys and proxies of the undersigned to appear at the Annual Meeting of Stockholders of FACTORY 2-U STORES, INC., to be held on June 23, 1999, and at any and all adjournments of that meeting, and there to act for the undersigned and vote all shares of common stock of FACTORY 2-U STORES, INC. standing in the name of the undersigned, with all the powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FACTORY 2-U STORES, INC. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2002, TO AMEND THE CERTIFICATE OF INCORPORATION TO REDUCE TO 35,000,000 THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE, AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                     (COMPLETE AND SIGN ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            FACTORY 2-U STORES, INC.

                                  COMMON STOCK

                                  JUNE 23, 1999


                - PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -
-------------------------------------------------------------------------------

/X/  PLEASE MARK YOUR
     VOTES AS INDICATED
     IN THIS EXAMPLE.


                                      FOR ALL               WITHHOLD           NOMINEES:  Ira Neimark
                              NOMINEES HELD AT RIGHT        AUTHORITY                     Michael Searles
                               (EXCEPT AS MARKED TO      TO VOTE FOR ANY                  (to serve until the 2002 Annual Meeting)
                                THE CONTRARY BELOW)   NOMINEE LISTED AT RIGHT
(1)  ELECTION OF DIRECTORS:           / /                      / /


INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

----------------------------------------------

----------------------------------------------

(2)  Approval of the proposal to amend the Certificate of Incorporation to reduce to 35,000,000 the number of shares of Common Stock Factory 2-U Stores, Inc. is authorized to issue.

                         FOR             AGAINST          ABSTAIN
                         / /               / /              / /

(3)  Ratification of the appointment of Arthur Andersen LLP as independent accountants for
     Factory 2-U Stores, Inc.

                         FOR             AGAINST          ABSTAIN
                         / /               / /              / /

(4)  In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.


__________________________________________    ____________________________________   Dated: _________________, 199__
               SIGNATURE                         SIGNATURE, IF HELD JOINTLY
NOTE:  Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.